UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: April 7, 2011	COMMISSION FILE NO. 0-22810
(Date of earliest event reported)

MACE SECURITY INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	03-0311630
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

240 Gibraltar Road, Suite 220, Horsham, Pennsylvania 19044
(Address of Principal Executive Offices)

Registrant's Telephone No., including area code: (267) 317-4009

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Mace Security International, Inc. (the "Company") borrowed $1,400,000 at 6% per annum interest from Merlin Partners, LP ("Merlin"") to fund the acquisition of a security alarm monitoring company.  On March 31, 2010, the Company acquired the securities alarm monitoring company, a non-material acquisition, for a purchase price of approximately $1,300,000.  The loan was evidenced by a Debenture issued by the Company dated March 30, 2011.  Merlin is a hedge fund that is controlled by Ancora Advisors, LLC.  Richard Barone, a member of the Company's Board of Directors, is a controlling owner of Ancora Advisors, LLC and Ancora Securities, Inc.

 The Merlin loan is due March 30, 2013; however, Merlin has the right to call the loan thirty days after both:  (i) the conclusion of a rights offering by the Company to its shareholders; and (ii) Merlin's purchase of $4,000,000 of the Company's common stock under a Securities Purchase Agreement executed between the Company and Merlin dated March 25, 2011 ("Call Trigger Event").  Upon occurrence of the Call Trigger Event, Merlin's right to call the loan expires six months and forty business days after the Call Trigger Event.  If Merlin does not call the loan within the time allowed, the loan's maturity date becomes extended to March 30, 2016.

The Company previously announced that it is planning to raise working capital through a rights offering to its shareholders where stockholders will be given the right to purchase three shares of the Company's common stock for each share of common stock owned as of a record date to be announced, at an exercise price to be established by the Company (the "Rights Offering").  The record date and exercise price are to be determined and set by the Board of Directors at a later date near the date of the mailing of the prospectus for the Rights Offering. In accordance with the Securities Purchase Agreement, Merlin and up to three assigns of Merlin, will purchase $4,000,000 of the Company's common stock, valued at the per share exercise price used in the Rights Offering.  There are conditions to Merlin's obligation to purchase the $4,000,000 of common stock, some of the significant conditions are that: (i) the Rights Offering take place; (ii) the stock sold to Merlin is registered under the Securities Act; and (iii) the Company expand its Board of Directors to seven persons and that the two vacancies created by the expansion be filled with individuals acceptable to Merlin.

The $1,400,000 loan may be converted to common stock at Merlin's option upon the occurrence of certain trigger events.  The first trigger event, giving Merlin the right to convert the loan is the Company's failure to make the Rights Offering to the shareholders.  If the Company does not make the Rights Offering to the shareholders, Merlin may convert the loan into common stock at a per share price equal to the lower of 75% of (i) the tangible book value of the Company; or (ii) the ten day average closing sales price of the common stock starting with the day that Merlin notifies the Company that Merlin has elected to convert the loan.  If the Rights Offering is made to shareholders, and Merlin does not exercise its right to call for the payment of the loan, Merlin has the right to convert the loan into common stock through March 30, 2016, the new maturity date.  The conversion right is at a per share price equal to the ten day average closing sales price of the common stock, starting with the trading day which is 30 trading days after the Call Trigger Event.

As compensation for the loan, Merlin received a five year warrant dated March 30, 2011 exercisable into 157,357 shares of common stock at an exercise price of $.20 per share.  The warrant contains an anti-dilution provision that provides that the Company will issue Merlin a warrant equal to 1% percent of any shares issued by the Company for one year after the date the warrant was issued.  Any new warrant issued will be exercisable at $.20 cents per share. The loan is secured by a security interest in the "Mace" name, a pledge of the stock of Mace CSSS, Inc., (the Company's alarm monitoring subsidiary) and a security interest in the assets of Mace CSSS, Inc.  The conversion features of the loan and the warrant may result in dilution to shareholders.

The disclosure of the Rights Offering in this filing does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibit. The following exhibit is being filed herewith:

99.1	Debenture Agreement dated March 30, 2011, between the Company and Merlin Partners, LP in the amount of $1,400,000 and related Common Stock Purchase Warrant and Security Pledge Agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACE SECURITY INTERNATIONAL, INC.

		By:	/s/ Gregory M. Krzemien
Gregory M. Krzemien
Chief Financial Officer and Treasurer

Date:	April 7, 2011